Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FOURTH QUARTER AND YEAR END 2018 FINANCIAL RESULTS

Englewood, Colorado, February 27, 2019 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported fourth quarter and year end 2018 results.  Highlights include (1):

Fourth quarter and full year 2018 operating results:

•	Qurate Retail revenue grew 1% to $4.4 billion in Q4 and grew 2% to $14.1 billion in full year 2018
•	eCommerce revenue of $2.7 billion or 62% of total revenue in Q4 and $8.3 billion or 59% of total revenue in full year 2018
•	Qurate Retail reported diluted EPS of $0.61 in Q4 and $1.45 in full year 2018
•	Adjusted EPS(2) of $0.62 in Q4 and $1.86 in full year 2018
•	QVC US increased revenue 3% in both Q4 and full year 2018 as reported
•	Revenue increased 2% in both Q4 and full year 2018 on a comparative basis excluding impact of new accounting standards regarding credit card income
•	QVC International revenue declined 3% in Q4 and increased 4% in full year 2018 as reported
•	Revenue declined 1% in Q4 and increased 1% in full year 2018 in constant currency(3)
•	HSN revenue declined 1% in Q4 and declined 6% in full year 2018 as reported
•	Revenue declined 1% and 7% in Q4 and full year 2018, respectively, on a comparative basis excluding impact of new accounting standards regarding credit card income
•	zulily revenue increased 6% in Q4 and 13% in full year 2018
•	Revenue increased 5% and 12% in Q4 and full year 2018, respectively, on a comparative basis excluding impact of new accounting standards regarding credit card income
•	Cornerstone revenue declined 4% in Q4 and 7% in full year 2018
•	Recognized $40 million of cost synergies in 2018

Corporate updates:

•	Amended QVC, Inc. credit facility, increasing capacity to $3.65 billion and extending maturity to 2023
•	From November 1st through January 31st, repurchased 15.1 million QRTEA shares at an average price per share of $21.30 and total cost of $321 million; total repurchases of $988 million in 2018

“In 2018, we made meaningful progress shaping the future of Qurate Retail, highlighted by the strongest new customer growth at QVC US in its 33-year history and continued gains in digital and mobile engagement,” said Mike George, President and CEO, Qurate Retail.  “Results for the year were led by top-line growth at QVC US and International, excellent performance from zulily, and significantly improved second-half results at HSN as we execute on its turnaround. Margin improvement is a top priority in 2019, as we step up the realization of integration synergies and seek to execute on initiatives to improve product margin and optimize our marketing investments.”

Corporate Updates

On December 31, 2018, Qurate Retail completed an intercompany restructuring whereby HSN and its subsidiaries (excluding Cornerstone) became subsidiaries of QVC, Inc. The restructuring is intended to better facilitate cross-platform initiatives across the QVC and HSN businesses.  Following the restructuring, QVC, Inc. is comprised of the businesses of QVC US, QVC International and HSN.

Qurate Retail includes QVC, Inc.  (including HSN), zulily, llc and the Cornerstone Brands (collectively, “Qurate Retail Group”), which are wholly owned subsidiaries, as well as various green energy and other investments.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2018 to the same periods in 2017. For purposes of presentation herein, the pro forma results of operations in this press release include historical HSN and Cornerstone results for comparison purposes. This is intended to supplement and enhance the information related to prior periods. The impacts of purchase accounting resulting from our acquisition of HSN and Cornerstone have not been reflected in these pro forma historical results.

Qurate Retail adopted the new U.S. accounting standard regarding revenue recognition (ASC 606) as of January 1, 2018. Accordingly, QVC, HSN and zulily recognize credit card income for their branded credit cards as part of net revenue rather than as an offset to selling, general and administrative (“SG&A”) expense. This change positively impacted Qurate Retail’s revenue for 2018. Qurate Retail is providing comparable results in addition to GAAP results where applicable and the narrative in this press release is presented excluding the impact of this accounting adjustment. The zulily-branded credit card was first implemented in the third quarter of 2017 and had a modestly positive impact on zulily’s reported revenue for the periods presented in this press release.

In addition, under the new revenue recognition standard, Qurate Retail now recognizes revenue at the time of shipment as opposed to customer delivery.  This accounting change had an immaterial impact on reported results for Qurate Retail in the fourth quarter and full year.  As such, comparable results presented in this press release for the fourth quarter are not adjusted for this change. HSN and Cornerstone previously recognized revenue at the time of shipment, so there is no impact to their reported results.

Qurate Retail realized $16 million in cost synergies in the fourth quarter related to the HSN acquisition that benefited operating income, of which approximately $14 million benefited adjusted OIBDA(2) and the remaining $2 million related to equity compensation expense. For the full year 2018, Qurate Retail realized $40 million in cost synergies that benefited operating income, of which approximately $32 million benefited adjusted OIBDA and $8 million was related to equity compensation expense. Qurate Retail expects to realize incremental expense synergies of approximately $120 - $130 million in 2019.

Qurate Retail incurred $15 million and $72 million of transaction-related and severance expense in the fourth quarter and full year 2018, respectively. In addition, the fourth quarter of 2018 included a $30 million pre-tax, non-cash impairment charge related to the fair value of the HSN trademark and a $3 million pre-tax, non-cash impairment charge at Cornerstone related to the shutdown of the Improvements catalog business.  These transaction-related, severance and impairment charges are excluded from adjusted OIBDA.

FOURTH QUARTER 2018 FINANCIAL RESULTS

(amounts in millions)	4Q17	4Q18	% Change	% Change Constant Currency(a)
Revenue
QVC US(b)	$2,029	$2,087	3%
QVC International(c)	788	766	(3)%	(1)%
HSN(b)(d)	712	707	(1)%
zulily(b)	520	551	6%
Cornerstone(d)	283	271	(4)%
Intersegment eliminations	-	(6)	NM
Total Qurate Retail Revenue (pro forma)	$4,332	$4,376	1%
Former Liberty Ventures corporate and other(e)	7	-
Pre-acquisition HSN and Cornerstone results	(995)	-
Total Qurate Retail Revenue (as reported)	$3,344	$4,376

Operating Income
QVC US	$367	$346	(6)%
QVC International(c)	129	103	(20)%	(19)%
HSN(d)	(3)	12	NM
zulily	(18)	(2)	89%
Cornerstone(d)	(11)	(13)	NM
Unallocated corporate cost(f)	(44)	(11)	75%
Total Qurate Retail Operating Income (pro forma)	$420	$435	4%
Former Liberty Ventures corporate and other(e)	(23)	-
Pre-acquisition HSN and Cornerstone results(g)	(29)	-
Total Qurate Retail Operating Income (as reported)	$368	$435

Adjusted OIBDA
QVC US	$442	$412	(7)%
QVC International(c)	147	129	(12)%	(11)%
HSN(d)	79	77	(3)%
zulily	38	34	(11)%

Cornerstone(d)	12	6	(50)%
Unallocated corporate cost(f)	(3)	(6)	(100)%
Total Qurate Retail Adjusted OIBDA (pro forma)	$715	$652	(9)%
Former Liberty Ventures corporate and other(e)	(6)	-
Pre-acquisition HSN and Cornerstone results	(91)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$618	$652

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)

As a result of Qurate Retail’s adoption of new accounting standards around revenue recognition (ASC 606), QVC-, HSN- and zulily-branded credit card income is recognized as part of net revenue. Fourth quarter 2018 revenue includes the following amounts of credit card income:

•	QVC US: $24 million; revenue grew 2% in the fourth quarter of 2018 excluding the impact of this accounting change.
•	HSN: $5 million; revenue declined 1% in the fourth quarter of 2018 excluding the impact of this accounting change.
•	zulily: $3 million; revenue grew 5% in the fourth quarter of 2018 excluding the impact of this accounting change.
c)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
d)	Pro forma results represent HSN and Cornerstone historical results, including the period prior to the acquisition of HSN and Cornerstone by Qurate Retail.
e)	2017 results include the results of the former Liberty Ventures Group consolidated in Qurate Retail’s results.
f)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.
g)

Qurate Retail Operating Income (as reported) in Q4-17 included $38 million and $5 million of severance, stock compensation and bonus cost at HSN and Cornerstone, respectively, that was consolidated in Qurate Retail’s reported results.

FULL YEAR 2018 FINANCIAL RESULTS

(amounts in millions)	2017	2018	% Change	% Change Constant Currency(a)
Revenue
QVC US(b)	$6,140	$6,349	3%
QVC International(c)	2,631	2,738	4%	1%
HSN(b)(d)	2,343	2,202	(6)%
zulily(b)	1,613	1,817	13%
Cornerstone(d)	1,042	970	(7)%
Intersegment eliminations	(3)	(9)	NM
Total Qurate Retail Revenue (pro forma)	$13,766	$14,067	2%
Former Liberty Ventures corporate and other(e)	23	3
Pre-acquisition HSN and Cornerstone results	(3,385)	-
Total Qurate Retail Revenue (as reported)	$10,404	$14,070

Operating Income
QVC US	$994	$1,112	12%
QVC International(c)	353	351	(1)%	(4)%
HSN(d)	103	49	NM
zulily	(129)	(95)	26%
Cornerstone(d)	8	(33)	NM
Unallocated corporate cost(f)	(75)	(52)	31%
Total Qurate Retail Operating Income (pro forma)	$1,254	$1,332	6%
Former Liberty Ventures corporate and other(e)	(57)	(8)
Pre-acquisition HSN and Cornerstone results(g)	(154)	-
Total Qurate Retail Operating Income (as reported)	$1,043	$1,324

Adjusted OIBDA
QVC US	$1,455	$1,417	(3)%
QVC International(c)	451	429	(5)%	(8)%
HSN(d)	220	213	(3)%
zulily	91	108	19%
Cornerstone(d)	46	21	(54)%

Unallocated corporate cost(f)	(20)	(29)	(45)%
Total Qurate Retail Adjusted OIBDA (pro forma)	$2,243	$2,159	(4)%
Former Liberty Ventures corporate and other(e)	(27)	(5)
Pre-acquisition HSN and Cornerstone results	(266)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$1,950	$2,154

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)

As a result of Qurate Retail’s adoption of new accounting standards around revenue recognition (ASC 606), QVC-, HSN- and zulily-branded credit card income is recognized as part of net revenue. Full year 2018 revenue includes the following amounts of credit card income:

•	QVC US: $102 million; revenue grew 2% in 2018 excluding the impact of this accounting change.
•	HSN: $16 million; revenue declined 7% in 2018 excluding the impact of this accounting change.
•	zulily $8 million; revenue grew 12% in 2018 excluding the impact of this accounting change.
c)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
d)	Pro forma results represent HSN and Cornerstone historical results, including the period prior to the acquisition of HSN and Cornerstone by Qurate Retail.
e)	Includes the results of the former Liberty Ventures Group consolidated in Qurate Retail’s results through March 9, 2018, prior to the split-off of GCI Liberty.
f)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.
g)

Qurate Retail Operating Income (as reported) in Q4-17 included $38 million and $5 million of severance, stock compensation and bonus cost at HSN and Cornerstone, respectively, that was consolidated in Qurate Retail’s reported results.

FOURTH QUARTER AND FULL YEAR 2018 NET INCOME AND ADJUSTED NET INCOME(2)

(amounts in millions)	4Q17	4Q18	2017	2018
Net Income(a)	$887	$273	$1,208	$674
Adjusted Net Income(b)	$266	$277	$807	$867

Basic weighted average shares outstanding ("WASO")	429	447	445	462
Potentially dilutive shares	3	2	3	3
Diluted WASO	432	449	448	465

GAAP EPS(a)	$2.05	$0.61	$2.70	$1.45
Qurate Retail Adjusted EPS(b)	$0.62	$0.62	$1.80	$1.86

a)

Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B Qurate Retail common stockholders as presented in Qurate Retail’s financial statements.

b)	See reconciling schedule 3.

QVC US

In the fourth quarter, QVC US realized sales gains primarily in electronics, apparel and accessories, which were partially offset by declines mainly in home. For the full year, QVC US realized gains primarily in accessories and apparel, which were partially offset by declines principally in jewelry. In the quarter, operating income and adjusted OIBDA margin(2) contraction, excluding the impacts of ASC 606, was primarily due to higher order fulfillment costs, lower product margins and higher bad debt and marketing expenses, which were partially offset by lower distribution commissions. For the full year, operating income margin expansion, excluding the impact of ASC 606, primarily reflects lower amortization as a result of the roll-off of purchase accounting amortization from Qurate Retail’s acquisition of QVC, partially offset by $32 million in transaction-related costs in 2018. Adjusted OIBDA margin contraction in 2018, excluding the impacts of ASC 606, was primarily due to higher order fulfillment, bad debt and marketing expenses.

As a result of Qurate Retail’s adoption of ASC 606, QVC US revenue for the three months and year ended December 31, 2018 includes an additional $24 and $102 million of revenue, respectively, from its private label credit card program which was previously classified as an offset to SG&A expenses. Excluding the impact of this accounting adjustment, QVC US revenue grew 2% in both the fourth quarter and full year. In the fourth quarter, this accounting change increased reported SG&A and had an approximate 80 bps positive impact on reported gross margins and an approximate 20 bps negative impact on reported operating income and adjusted OIBDA margins. For the full year, this accounting change increased reported SG&A and had an approximate 100  bps positive impact on reported gross margins, an approximate 30 bps negative impact on reported operating income margins and an approximate 40 bps negative impact on reported adjusted OIBDA margins. Separately, these results are not adjusted to reflect the impact of ASC 606 as it relates to recognizing revenue at the time of shipment rather than delivery, which had an immaterial impact on reported revenue and adjusted OIBDA in the fourth quarter and full year.

QVC International

In the fourth quarter, QVC International experienced year-over-year constant currency(3) sales declines primarily in accessories and apparel, which were partially offset by gains mainly in beauty. For the full year, QVC International realized gains primarily in beauty and home, partially offset by declines principally in apparel. In the fourth quarter and full year 2018, operating income and adjusted OIBDA margin contraction was primarily due to lower product margins, higher fixed costs and an inventory obsolescence provision. Operating income was also impacted by lower purchase accounting amortization, partially offset by $9 million in severance cost.

For the quarter, US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 3% versus the Euro and British Pound. For the year, US Dollar denominated results were positively impacted by exchange rate fluctuations. The Dollar weakened 4%, 3% and 2% versus the Euro, British Pound and Japanese Yen, respectively. The financial metrics presented in this press release also provide a comparison of the year-over-year percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2018.

HSN

Although HSN’s results are only included in Qurate Retail’s results beginning January 1, 2018, we believe a discussion of HSN’s stand-alone results compared to the prior year period promotes a better understanding of the overall results of the business. HSN has reclassified certain costs to conform to Qurate Retail’s reporting for ease of comparability for the periods presented.

In the fourth quarter, HSN realized sales declines in electronics and jewelry, which were partially offset by gains primarily in accessories, beauty and apparel. For the full year, HSN realized declines in all categories. For the fourth quarter, operating margin expansion, excluding the impact of ASC 606, reflects lower transaction costs, which were partially offset by the aforementioned impairment charge and higher purchase accounting amortization. Adjusted OIBDA margin contraction, excluding the impact of ASC 606, was primarily due to higher inventory obsolescence and warehouse costs, which were partially offset by the reclassification of costs associated with certain TV distribution rights to amortization expense and lower customer service costs. For the full year, operating margin contraction, excluding ASC 606, primarily reflects higher amortization expense and the impairment charge, which was partially offset by lower transaction costs. Adjusted OIBDA margin expansion, excluding the impact of ASC 606, was due mainly to higher product and shipping margins and lower bad debt, fixed and customer service costs, which were partially offset by higher inventory obsolescence and warehouse expenses.

As a result of Qurate Retail’s adoption of ASC 606, HSN revenue for the three months and year ended December 31, 2018 includes an additional $5 and $16 million of revenue, respectively, from its private label credit card program which was previously classified as an offset to SG&A expense.  Excluding the impact of this accounting adjustment, HSN revenue declined 1% in the fourth quarter and declined 7% for the full year. The impact of this change on reported adjusted OIBDA margins was insignificant for both the quarter and full year.

As previously discussed in the third quarter of 2018, HSN is operating under several renewed carriage agreements with certain distribution partners  beginning in the third quarter of 2018 which provide for capitalized upfront payments that are amortized over the life of the agreements, versus HSN’s previous convention of expensing the payment associated with the contract terms each quarter.  This change has a positive impact on HSN’s adjusted OIBDA with a corresponding increase in HSN’s amortization expense, but is cash neutral over the life of the agreements.

zulily

Revenue increased in the fourth quarter and full year due to strong customer acquisition.  For the quarter, operating loss improved due to lower purchase accounting amortization. Adjusted OIBDA declined mainly due to higher freight, fixed and marketing expenses, which were partially offset by higher product margins and private label credit card income. For the full year, operating loss and adjusted OIBDA improved due to sales growth including the ramp up of zulily’s private label credit card income, as well as higher product margins and leverage of fixed and operating expenses. These gains were partially offset by higher freight and marketing costs. The impact of ASC 606 as it relates to recognizing revenue at the time of shipment rather than delivery had a negative impact on reported revenue and adjusted OIBDA in the fourth quarter,  but did not materially impact full year reported revenue and adjusted OIBDA.

Cornerstone

Revenue declined in the fourth quarter and full year primarily driven by the shutdown of the Improvements catalog business effective December 2018 and weakness at Frontgate and Grandin Road, partially offset by growth at Garnet Hill and Ballard Designs. In the fourth quarter, operating income and adjusted OIBDA declines were principally driven by lower sales and higher employee-related costs, which were partially offset by lower marketing expenses. Full year operating income and adjusted OIBDA declines were primarily driven by lower sales, an inventory obsolescence provision for the closure of the Improvements’ facility and higher fixed costs, which were partially offset by lower marketing expenses. Operating income in the fourth quarter and full year 2018 included $5 million and $8 million, respectively, of severance and restructuring costs (including costs related to the closing of Improvements), as well as higher purchase accounting amortization and the aforementioned impairment charge.

FOURTH QUARTER 2018 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q17	4Q18	% Change		% Change Constant Currency(a)
QVC – Total
Operating Income Margin (%)	17.6%	15.7%	(190)	bps
Adjusted OIBDA Margin (%)	20.9%	19.0%	(190)	bps
eCommerce Revenue(b)	$1,498	$1,599	7%		7%
eCommerce % of Total Revenue	53.2%	56.0%	280	bps
Mobile % of eCommerce Revenue(c)	64.9%	67.7%	280	bps

QVC – US
Cost of Sales % of Revenue	66.4%	66.7%	30	bps
Operating Income Margin (%)	18.1%	16.6%	(150)	bps
Adjusted OIBDA Margin (%)	21.8%	19.7%	(210)	bps
Average Selling Price	$55.60	$55.32	(1)%
Units Sold			2%
Return Rate(d)	15.5%	15.4%	(10)	bps
eCommerce Revenue(b)	$1,198	$1,283	7%
eCommerce % of Total Revenue	59.0%	61.5%	250	bps
Mobile % of eCommerce Revenue(c)	63.5%	66.3%	280	bps

QVC – International
Cost of Sales % of Revenue	62.8%	63.8%	100	bps
Operating Income Margin (%)	16.4%	13.4%	(300)	bps
Adjusted OIBDA Margin (%)	18.7%	16.8%	(190)	bps
Average Selling Price			(3)%		(1)%
Units Sold			0%
eCommerce Revenue(b)	$300	$316	5%		8%
eCommerce % of Total Revenue	38.1%	41.3%	320	bps
Mobile % of eCommerce Revenue(c)	69.7%	72.7%	300	bps

HSN(e)(g)
Cost of Sales % of Revenue	67.6%	69.0%	140	bps
Operating Income Margin (%)	(0.4)%	1.7%	NM
Adjusted OIBDA Margin (%)	11.1%	10.9%	(20)	bps
Average Selling Price	$56.80	$57.71	2%
Units Sold			(5)%
Return Rate(d)	14.2%	13.5%	(70)	bps
eCommerce Revenue(b)	$343	$362	6%

eCommerce % of Total Revenue	48.2%	51.2%	300	bps
Mobile % of eCommerce Revenue(c)	57.7%	62.6%	490	bps

zulily
Cost of Sales % of Revenue	75.9%	75.9%	0	bps
Operating Income Margin (%)	(3.5)%	(0.4)%	310	bps
Adjusted OIBDA Margin (%)	7.3%	6.2%	(110)	bps
Mobile % of Total Orders	68.1%	72.9%	480	bps

Cornerstone(e)
Operating Income Margin (%)	(3.9)%	(4.8)%	NM
Adjusted OIBDA Margin (%)	4.2%	2.2%	(200)	bps
eCommerce Revenue(b)	$205	$202	(1)%
eCommerce % of Total Revenue	72.4%	74.5%	210	bps

China JV(f)
Revenue	$50	$47	(6)%
Adjusted OIBDA	$4	$2	(50)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Based on net revenue.
c)	Based on gross US Dollar orders.
d)	Measured as returned sales over gross shipped sales.
e)	Prior year historical results are included for comparative purposes.
f)	This joint venture is accounted for as an equity investment.
g)	Certain prior year operating metrics of HSN have been restated to conform to QVC methodology and may differ from those reported in Qurate Retail’s Q4-17 earnings press release.

FULL YEAR 2018 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2017	2018	% Change		% Change Constant Currency(a)
QVC – Total
Operating Income Margin (%)	15.4%	16.1%	70	bps
Adjusted OIBDA Margin (%)	21.7%	20.3%	(140)	bps
eCommerce Revenue(b)	$4,364	$4,722	8%		8%
eCommerce % of Total Revenue	49.8%	52.0%	220	bps
Mobile % of eCommerce Revenue(c)	63.8%	67.0%	320	bps
LTM Total Customers(d)	12.7	13.0	2%

QVC – US
Cost of Sales % of Revenue	64.6%	63.9%	(70)	bps
Operating Income Margin (%)	16.2%	17.5%	130	bps
Adjusted OIBDA Margin (%)	23.7%	22.3%	(140)	bps
Average Selling Price	$55.37	$54.42	(2)%
Units Sold			4%
Return Rate(e)	17.0%	17.3%	30	bps
eCommerce Revenue(b)	$3,421	$3,672	7%
eCommerce % of Total Revenue	55.7%	57.8%	210	bps
Mobile % of eCommerce Revenue(c)	62.4%	65.5%	310	bps
LTM Total Customers(d)	8.1	8.3	2%

QVC – International
Cost of Sales % of Revenue	62.1%	62.9%	80	bps
Operating Income Margin (%)	13.4%	12.8%	(60)	bps
Adjusted OIBDA Margin (%)	17.1%	15.7%	(140)	bps
Average Selling Price			3%		0%
Units Sold			1%

eCommerce Revenue(b)	$943	$1,050	11%		8%
eCommerce % of Total Revenue	35.8%	38.3%	250	bps
Mobile % of eCommerce Revenue(c)	68.2%	71.5%	330	bps
LTM Total Customers(d)	4.6	4.7	2%

HSN(f)(h)
Cost of Sales % of Revenue	66.6%	66.6%	0	bps
Operating Income Margin (%)	4.4%	2.2%	NM
Adjusted OIBDA Margin (%)	9.4%	9.7%	30	bps
Average Selling Price	$54.68	$55.04	1%
Units Sold			(9)%
Return Rate(e)	15.1%	14.2%	(90)	bps
eCommerce Revenue(b)	$1,099	$1,074	(2)%
eCommerce % of Total Revenue	46.9%	48.8%	190	bps
Mobile % of eCommerce Revenue(c)	56.0%	60.3%	430	bps
LTM Total Customers(d)	4.7	4.5	(4)%

zulily
Cost of Sales % of Revenue	74.1%	74.1%	0	bps
Operating Income Margin (%)	(8.0)%	(5.2)%	280	bps
Adjusted OIBDA Margin (%)	5.6%	5.9%	30	bps
Mobile % of Total Orders	67.3%	71.5%	420	bps
LTM Total Customers(d)	5.8	6.6	14%

Cornerstone(f)
Operating Income Margin (%)	0.8%	(3.4)%	NM
Adjusted OIBDA Margin (%)	4.4%	2.2%	(220)	bps
eCommerce Revenue(b)	$740	$703	(5)%
eCommerce % of Total Revenue	71.0%	72.5%	150	bps

China JV(g)
Revenue	$164	$172	5%
Adjusted OIBDA	$2	$2	-%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Based on net revenue.
c)	Based on gross US Dollar orders.
d)	LTM: Last twelve months.
e)	Measured as returned sales over gross shipped sales.
f)	Prior year historical results are included for comparative purposes.
g)	This joint venture is accounted for as an equity investment.
h)	Certain prior year operating metrics of HSN have been restated to conform to QVC methodology and may differ from those reported in Qurate Retail's Q4-17 earnings press release.

Taxes

Qurate Retail estimates that its ongoing annual effective tax rate will be in the range of 17% - 20% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time tax items and is subject to adjustment. Qurate Retail’s 2018 effective tax rate of 6.8%  was significantly lower due to the impact of one-time tax items such as the GCI Liberty, Inc. (“GCI Liberty”) split-off, changes in state tax law and other tax matters.

Share Repurchases

From November 1, 2018 through January 31, 2019,  Qurate Retail repurchased approximately 15.1 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $21.30 for total cash consideration of $321 million. For the year ended December 31, 2018, Qurate Retail repurchased approximately 43.1 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $22.94 for total cash consideration of $988 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $8.7 billion, representing approximately 57% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Qurate Retail as of February 1, 2019 is approximately $298 million.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 8:30 a.m. (E.S.T.) on February 28, 2019.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

NOTES

The following financial information with respect to Qurate Retail’s equity affiliates and available for sale securities is intended to supplement Qurate Retail’s consolidated statements of operations which are included in its Form 10-K.

Fair Value of Public Holdings

(amounts in millions)	9/30/2018	12/31/2018
ILG/VAC(a)	$281	$—
Other public holdings	27	15
Total Qurate Retail	$308	$15

a)

Represents fair value of investment in VAC as of September 30, 2018. ILG was acquired by Marriott Vacations Worldwide on September 1, 2018 for a combination of cash and VAC equity.  Qurate Retail sold its entire VAC equity position in September 2018, a portion of which settled in the fourth quarter of 2018.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2018	12/31/2018
Cash (GAAP)	$532	$653

Indemnification Asset(a)	$100	$79

Less:
QVC senior notes(b)	$3,775	$3,775
QVC bank credit facility	825	1,320
Other QVC debt	182	181
HSN bank credit facilities	390	—
Other HSN debt	7	7
Total Qurate Retail Group Debt	$5,179	$5,283

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,517	1,517
Corporate Level Debentures	2,308	2,308
Total Qurate Retail, Inc. Debt	$7,487	$7,591
Unamortized discount, fair market value adjustment and deferred loan costs	(130)	(218)
Total Qurate Retail, Inc. Debt (GAAP)	$7,357	$7,373

QVC, Inc. leverage(d)	2.4x	2.2x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no impact of the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement. Includes HSN and zulily adjusted OIBDA as of 12/31/18.

Cash at Qurate Retail increased $121 million in the fourth quarter as net borrowings, cash from operations and proceeds from the sale of VAC shares more than offset share repurchases and capital expenditures.  Qurate Retail received cash consideration of $245 million in addition to VAC equity in connection with the closing of Marriott Vacations Worldwide’s acquisition of ILG on September 1, 2018. Qurate Retail subsequently sold its entire position of VAC shares for $313 million of total proceeds, of which $32 million was received in the third quarter and $281 million was received in the fourth quarter. Including both the cash consideration from the acquisition and the subsequent sale of VAC shares, Qurate Retail received after-tax proceeds of approximately $475 million.

Total debt at Qurate Retail increased by $104 million due to additional net borrowings under QVC’s bank credit facility, partially offset by the repayment of the HSN credit facility (described below).

In December 2018, Qurate Retail completed the refinancing of its QVC senior secured credit facility. The new multi-currency facility provides a line of credit up to $3.65 billion, which replaces and combines the previous $2.65 billion QVC bank credit facility and $1.0 billion HSN credit facility. The maturity was extended to December 31, 2023. The interest rate, maximum leverage ratio covenant of 3.5x and $400 million tranche on which zulily is a co-borrower are all unchanged from the previous facility. The new facility is secured by the stock of QVC, Inc. (which includes QVC and HSN) and zulily. Proceeds from the new credit facility were used to repay in full all outstanding debt under HSN’s credit facility. Subsequent to repayment, HSN’s credit facility was terminated.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures.    The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of December 31, 2018, a holder of the Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification asset has been classified as a long-term asset. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of December 31, 2018.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.S.T.) on February 28, 2019.  The call can be accessed by dialing (888)  254-3590 or (323) 994-2093, passcode 4998719,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance,  Qurate Retail’s estimated ongoing effective tax rate, market conditions, statements about the indemnification by GCI Liberty, the integration of HSNi, the expected benefits of the acquisition of HSNi (including synergies),  the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Form 10-K, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2017,  March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 and years ended December 31, 2017 and 2018.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q17	1Q18	2Q18	3Q18	4Q18	2017	2018
Qurate Retail, Inc. Operating Income	$368	$294	$358	$237	$435	$1,043	$1,324
Depreciation and amortization	131	163	159	167	148	725	637
Stock compensation expense(a)	64	23	23	21	21	123	88
Impairment charges	—	—	—	—	33	—	33
Operating company level transaction related costs	40	8	2	43	15	44	68
Corporate level transaction related costs	15	4	—	—	—	15	4
Qurate Retail, Inc. Adjusted OIBDA (as reported)	$618	$492	$542	$468	$652	$1,950	$2,154
Former Liberty Ventures Group adjusted OIBDA(b)	6	5	—	—	—	27	5
Pre-acquisition HSN and Cornerstone adjusted OIBDA(c)	91	—	—	—	—	266	—
Qurate Retail, Inc. Adjusted OIBDA (pro forma)	$715	$497	$542	$468	$652	$2,243	$2,159

a)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to then impending US tax reform and $8 million of acquisition-related HSN stock-based compensation.
b)	1Q18 includes results of the Liberty Ventures Group through March 9, 2018, at which point certain assets and liabilities were split-off with GCI Liberty.
c)	Pro forma adjusted OIBDA of HSN and Cornerstone included prior to the acquisition for comparative purposes.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, and years ended December 31, 2017 and 2018.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q17	1Q18	2Q18	3Q18	4Q18	2017	2018

QVC
Total QVC operating income	$496	$343	$370	$301	$449	$1,347	$1,463
Depreciation and amortization	79	77	74	78	74	519	303
Stock compensation	8	9	11	10	9	31	39
Transaction related costs	6	4	—	28	9	9	41
Total QVC adjusted OIBDA	$589	$433	$455	$417	$541	$1,906	$1,846

QVC US Adjusted OIBDA	$442	$326	$355	$324	$412	$1,455	$1,417
QVC International adjusted OIBDA	$147	$107	$100	$93	$129	$451	$429

HSN(a)
Operating income (loss)	$(3)	$13	$20	$4	$12	$103	$49
Depreciation and amortization	7	24	23	29	32	31	108
Stock compensation(b)	11	2	1	2	2	17	7
Impairment of intangible assets	—	—	—	—	30	—	30
Transaction related costs(c)	64	4	2	12	1	69	19
Adjusted OIBDA	$79	$43	$46	$47	$77	$220	$213

zulily
Operating income (loss)	$(18)	$(28)	$(27)	$(38)	$(2)	$(129)	$(95)
Depreciation and amortization	50	51	52	51	32	202	186
Stock compensation	6	4	4	5	4	18	17
Adjusted OIBDA	$38	$27	$29	$18	$34	$91	$108

Cornerstone(a)
Operating income (loss)	$(11)	$(9)	$8	$(19)	$(13)	$8	$(33)
Depreciation and amortization	4	11	10	8	11	15	40
Stock compensation	1	1	1	1	—	3	3
Impairment of intangible assets	—	—	—	—	3	—	3
Transaction related costs(d)	18	—	—	3	5	20	8
Adjusted OIBDA	$12	$3	$19	$(7)	$6	$46	$21

a)	Pro forma information included for periods prior to the acquisition for comparative purposes.
b)

Q4-17 includes $8 million of acquisition-related stock compensation expense at HSN that was consolidated in Qurate Retail’s reported results, as well as $3 million in stock compensation expense incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

c)

Q4-17 includes $30 million of severance and bonus cost at HSN that was consolidated in Qurate Retail’s reported results as well as other costs incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

d)

Q4-17 includes $5 million of severance cost at Cornerstone that was consolidated in Qurate Retail’s reported results as well as other costs at Cornerstone incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, and years ended December 31, 2017 and 2018.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	4Q17	1Q18	2Q18	3Q18	4Q18	2017	2018
Qurate Retail, Inc. Net income (GAAP)	$1,463	$384	$187	$72	$273	$2,441	$916
Former Liberty Ventures Group net income(a)	(576)	(242)	—	—	—	(1,233)	(242)
Net income attributable to Qurate Retail's common stock	887	142	187	72	273	1,208	674
Purchase accounting amort., net of deferred tax benefit (b)	30	47	47	48	32	247	174
Operating company level transaction related costs, net of tax benefit	25	6	2	33	11	28	52
Corporate level transaction related costs, net of tax benefit	9	3	—	—	—	9	3
Impairment of intangible assets, net of tax benefit	—	—	—	—	25	—	25
Gain on transactions, net of tax expense	(409)	—	—	—	—	(409)	—
Acceleration of stock compensation expense, net of tax benefit(c)	19	—	—	—	—	19	—
Impact of US tax reform	(295)	(31)	(4)	—	(76)	(295)	(111)
Mark-to-market adjustments, net(d)	—	37	(16)	16	12	—	50
Adjusted Net Income(e)	$266	$204	$216	$169	$277	$807	$867

Diluted earnings per share (GAAP)	$2.05	$0.30	$0.40	$0.16	$0.61	$2.70	$1.45
Adjustments, net of tax	(1.44)	0.13	0.06	0.21	0.01	(0.90)	0.41
Adjusted earnings per share	$0.62	$0.42	$0.46	$0.37	$0.62	$1.80	$1.86

a)	Represents results of the Liberty Ventures Group through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
b)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Cornerstone and zulily, net of book deferred tax benefit.
c)

4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to then impending US tax reform and $8 million of acquisition-related HSN stock-based compensation, net of tax.

d)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.
e)	Certain prior period adjusted net income figures have been adjusted to reflect changes in state tax law and other one-time tax items.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2018	December 31, 2017
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$653	903
Trade and other receivables, net	1,835	1,726
Inventory, net	1,474	1,411
Other current assets	224	125
Total current assets	4,186	4,165
Investments in equity securities	96	2,363
Property and equipment, net	1,322	1,341
Intangible assets not subject to amortization	10,912	11,011
Intangible assets subject to amortization, net	1,058	1,248
Other assets, at cost, net of accumulated amortization	267	359
Assets of discontinued operations	—	3,635
Total assets	$17,841	24,122

Liabilities and Equity
Current liabilities:
Accounts payable	$1,204	1,151
Accrued liabilities	1,182	1,125
Current portion of debt	1,410	996
Other current liabilities	155	169
Total current liabilities	3,951	3,441
Long-term debt	5,963	7,553
Deferred income tax liabilities	1,925	2,500
Other liabilities	258	242
Liabilities of discontinued operations	-	303
Total liabilities	12,097	14,039
Equity/Attributed net assets (liabilities)	5,624	9,984
Non-controlling interests in equity of subsidiaries	120	99
Total liabilities and equity	$17,841	24,122

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended December 31,
	2018	2017
	amounts in millions
Revenue:
Total revenue, net	$14,070	10,404

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	9,209	6,789
Operating expense	970	659
Selling, general and administrative, including stock-based compensation	1,897	1,188
Impairments of long-lived assets	33	—
Depreciation and amortization	637	725
	12,746	9,361
Operating income (loss)	1,324	1,043

Other income (expense):
Interest expense	(381)	(355)
Share of earnings (losses) of affiliates, net	(162)	(200)
Realized and unrealized gains (losses) on financial instruments, net	76	145
Gains (losses) on transactions, net	1	410
Tax sharing income (expense) with GCI Liberty, Inc.	32	-
Other, net	(7)	7
	(441)	7
Earnings (loss) from continuing operations before income taxes	883	1,050
Income tax benefit (expense)	(60)	985
Earnings (loss) from continuing operations	823	2,035
Earnings (loss) from discontinued operations, net of taxes (note 5)	141	452
Net earnings (loss)	964	2,487
Less net earnings (loss) attributable to the noncontrolling interests	48	46
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$916	2,441

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended December 31,
	2018	2017
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$964	2,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(141)	(452)
Depreciation and amortization	637	725
Stock-based compensation	88	123
Noncash interest expense	6	-
Share of (earnings) losses of affiliates, net	162	200
Cash receipts from return on equity investments	-	29
Realized and unrealized gains (losses) on financial instruments, net	(76)	(145)
(Gains) losses on transactions, net	(1)	(410)
(Gains) losses on extinguishment of debt	24	-
Deferred income tax (benefit) expense	(185)	(1,157)
Other noncash charges (credits), net	36	10
Changes in operating assets and liabilities
Current and other assets	(27)	(145)
Payables and other current liabilities	(214)	225
Net cash provided (used) by operating activities	1,273	1,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	—	22
Cash proceeds from dispositions of investments	562	3
Investment in and loans to cost and equity investees	(100)	(159)
Capital expended for property and equipment	(275)	(204)
Other investing activities, net	(140)	(53)
Net cash provided (used) by investing activities	47	(391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	4,221	2,469
Repayments of debt	(4,395)	(2,631)
Repurchases of Qurate Retail common stock	(988)	(765)
GCI Liberty Split-Off	(475)	-
Withholding taxes on net settlements of stock-based compensation	(29)	(70)
Indemnification payment from GCI Liberty, Inc.	133	-
Other financing activities, net	(41)	(39)
Net cash provided (used) by financing activities	(1,574)	(1,036)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	2	13
Net increase (decrease) in cash, cash equivalents and restricted cash	(252)	76
Cash, cash equivalents and restricted cash at beginning of period	912	836
Cash, cash equivalents and restricted cash at end of period	$660	912